Exhibit 10.10

9 Bond Court Leeds LS1 2JZ

Tel: 0113 895 0130

www.4Dpharmaplc.com

Private & Confidential Dr Sandy Macrae 1241 Shrader Street San Francisco CA 94117 USA

19 August 2019

Dear Sandy

Letter of appointment

The board of directors (Board) of 4D pharma plc (Company) has appointed you as non-executive director. This letter sets out the terms of your appointment. If you are unhappy with any of the terms, or need any more information, please let me know.

By accepting this appointment, you agree that this letter is a contract for services and is not a contract of employment and you confirm that you are not subject to any restrictions which prevent you from holding office as a director of the Company.

1.	Appointment

1.1	Subject to the remaining provisions of this letter, your appointment shall continue unless terminated by either party giving to the other three months’ prior written notice.

1.2	Your appointment is subject to the Company’s articles of association, as amended from time to time (Articles). Nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to you as a director of the Company. You are required to retire and seek re-election by the shareholders at the Company’s annual general meeting (AGM) as required by the Articles. The Articles require any director appointed by the board to retire and seek re-election at the next AGM; and then generally one third of the directors to retire by rotation and seek re-election at each AGM.

Registered Office: 4D pharma plc 9 Bond Court Leeds LS1 2JZ United Kingdom
Registered In England and Wales, Company Number 08840579

1.3	Continuation of your appointment is contingent on your continued satisfactory performance and re-election by the shareholders and any relevant statutory provisions relating to removal of a director. If the shareholders do not re-elect you as a director, or you are retired from office under the Articles, your appointment shall terminate automatically, with immediate effect and without compensation beyond termination.

1.4	You may be required to serve on one or more Board committees. You will be provided with the relevant terms of reference on your appointment to such a committee.

1.5	Notwithstanding paragraph 1.1 to paragraph 1.4, the Company may terminate your appointment with immediate effect if you have:

1.5.1	committed a material breach of your obligations under this letter;

1.5.2	committed any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your statutory, fiduciary or common-law duties);

1.5.3	been guilty of any fraud or dishonesty or acted in any manner which, in the Company’s opinion, brings or is likely to bring you or the Company into disrepute or is materially adverse to the Company’s interests;

1.5.4	been convicted of an arrestable criminal offence other than a road traffic offence for which a fine or non-custodial penalty is imposed;

1.5.5	been declared bankrupt or have made an arrangement with or for the benefit of your creditors; or

1.5.6	been disqualified from acting as a director.

1.6	On termination of your appointment, you shall, at the Company’s request, resign from your office as director of the Company and any offices you hold in any of the Company’s group companies.

1.7	If matters arise which cause you concern about your role, you should discuss these matters with the chairman. If you have any concerns which cannot be resolved, and you choose to resign for that, or any other, reason, you should provide an appropriate written statement to the chairman for circulation to the Board.

2.	Time Commitment

2.1	You will be expected to devote such time as is necessary for the proper performance of your duties. This will include attendance at bimonthly Board meetings and the AGM, meetings with the non-executive directors, meetings with shareholders and meetings forming part of the Board evaluation process and updating and training meetings. In addition, you will be required to consider all relevant papers before each meeting. Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend the meetings outlined in this paragraph.

2.2	The nature of the role makes it impossible to be specific about the maximum time commitment. You may be required to devote additional time to the Company in respect of preparation time and ad hoc matters which may arise and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.

2.3	By accepting this appointment, you confirm that, taking into account all of your other commitments, you are able to allocate sufficient time to the Company to discharge your responsibilities effectively.

3.               Role and Duties

3.1	The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to:

3.1.1	provide entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

3.1.2	set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

3.1.3	set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

3.2	As a non-executive director you shall have the same general legal responsibilities to the Company as any other director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience.

3.3	You shall exercise your powers in your role as a non-executive director having regard to relevant obligations under prevailing law and regulation, including the Companies Act 2006 and the Rules for Companies relating to the AIM market operated by the London Stock Exchange.

3.4	You shall have particular regard to the general duties of directors in Part 10, Chapter 2 of the Companies Act 2006, including the duty to promote the success of the Company under which all directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. In doing so, as a director, you must have regard (among other matters) to:

3.4.1          the likely consequences of any decision in the long term;

3.4.2          the interests of the Company’s employees;

3.4.3          the need to foster the Company’s business relationships with suppliers, customers and others;

3.4.4          the impact of the Company’s operations on the community and the environment;

3.4.5          the desirability of the Company maintaining a reputation for high standards of business conduct; and

3.4.6          the need to act fairly as between the members of the Company.

3.5            In your role as a non-executive director, you shall also be required to:

3.5.1	constructively challenge and help develop proposals on strategy;

3.5.2	scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

3.5.3	satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

3.5.4	be responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing and, where necessary, removing senior management and in succession planning;

3.5.5	devote time to developing and refreshing your knowledge and skills;

3.5.6	uphold high standards of integrity and probity and support the executive directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;

3.5.7	insist on receiving high-quality information sufficiently in advance of Board meetings;

3.5.8	take into account the views of shareholders and other stakeholders where appropriate;

3.5.9	make sufficient time available to discharge your responsibilities effectively;

3.5.10	exercise relevant powers under, and abide by, the Articles;

3.5.11	disclose the nature and extent of any direct or indirect interest you may have in any matter being considered at a Board or committee meeting and, except as permitted under the Articles you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest;

3.5.12	immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or other director of the Company of which you become aware to the chairman;

3.5.13	exercise your powers as a director in accordance with the Company’s policies and procedures; and

3.5.14	not do anything that would cause you to be disqualified from acting as a director.

3.6	Unless the Board specifically authorises you to do so, you shall not enter into any legal or other commitment or contract on behalf of the Company.

3.7	You shall be entitled to request all relevant information about the Company’s affairs as is reasonably necessary to enable you to discharge your duties.

4.	Fees and Expenses

4.1	You shall be paid an annual fee of £50,000 gross (current at the date of this letter), which shall be paid in equal instalments monthly in arrear after deduction of any taxes and other amounts that are required by law, which shall be subject to an annual review by the Board. This fee covers all duties, including service on any Board committee.

4.2	The Company shall reimburse you for all reasonable and properly documented expenses that you incur in performing the duties of your office.

4.3	On termination of your appointment, you shall only be entitled to such fees as may have accrued to the date of termination, together with reimbursement in the normal way of any expenses properly incurred before that date.

5.	Independent Professional Advice

In some circumstances you may consider that you need professional advice in the furtherance of your duties and it may be appropriate for you to seek advice from independent advisers at the Company’s expense. A copy of the Board’s agreed procedure under which directors may obtain such independent advice is available from the Board. The Company shall reimburse the reasonable cost of expenditure incurred by you in accordance with its policy.

6.	Outside Interests

6.1	You have already disclosed to the Board the significant commitments you have outside your role in the Company, including with respect to your role as President and Chief Executive Officer of, and as a member of the board of directors of, Sangamo Therapeutics, Inc. You must inform the chairman in advance of any changes to these commitments.

6.2	It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent to you at present. If you become aware of any further potential or actual conflicts of interest, these should be disclosed to the chairman and company secretary as soon as you become aware of them.

7.	Confidentiality

7.1	You acknowledge that all information that should be reasonably understood by you to be confidential or proprietary information of the Company and that is furnished or disclosed to you by the Company in the provision of your services to the Company is confidential to the Company and should not be released, communicated or disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without prior clearance from the chairman. This restriction shall (a) not apply to any disclosure required by law or by the requirements or regulations of any applicable regulatory authority, (b) cease to apply to any confidential information which may (other than by reason of your breach) become available to the public generally and (c) otherwise cease to apply to you on the date that is five (5) years following the termination of your service as a director of the Company. Notwithstanding the foregoing, it is understood that this letter shall not prohibit or otherwise restrict you from using or disclosing information that was either known to you prior to your appointment or that was independently learned by you outside of your relationship as a director of the Company.

7.2	Nothing in this paragraph 7 shall prevent you from disclosing information which you are entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act.

8.	Inside Information and Dealing in the Company’s Shares

8.1	Your attention is drawn to the requirements under both law and regulation as to the disclosure of inside information, in particular to the EU Market Abuse Regulation, the Disclosure and Transparency Rules of the UK Listing Authority and section 52 of the Criminal Justice Act 1993 on insider dealing. You should avoid making any statements that might risk a breach of these requirements. If in doubt, please contact the chairman or company secretary.

8.2	During your period of appointment you are required to comply with the provisions of such code as the Company may adopt from time to time which sets out the terms for dealings by directors in the Company’s publicly traded or quoted securities. A copy of the current share dealing code adopted by the Company will be provided to you separately.

9.	Training

On an ongoing basis, and further to the annual evaluation process, the Company will arrange for you to develop and refresh your skills and knowledge in areas which are mutually identified as being likely to be required, or of benefit to you, in carrying out your duties effectively. You should try to make yourself available for any relevant training sessions which may be organised for the Board.

10.	Review Process

The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the chairman as soon as you can.

11.	Insurance and Indemnity

11.1	The Company has directors’ and officers’ liability insurance with an indemnity limit of £5,000,000 and it intends to maintain such cover for the full term of your appointment and for a period of not less than 6 years after it terminates. A copy of the policy document is available from the Board.

11.2	The Company shall grant you a deed of indemnity against certain liabilities that may be incurred as a result of your office to the extent permitted by section 234 of the Companies Act 2006.

12.	Changes to Personal Details

You shall advise the company secretary promptly of any change in your address or other personal contact details.

13.	Return of Property

On termination of your appointment with the Company however arising, or at any time at the Board’s request, you shall immediately return to the Company all documents, records, papers or other property belonging to the Company or any company in the Company’s group which may be in your possession or under your control, and which relate in any way to the Company’s or a group company’s business affairs and you shall not retain any copies thereof.

14.	Moral Rights

You hereby irrevocably waive any moral rights in all works prepared by you, in the provision of your services to the Company, to which you are now or may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agree not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such works or other materials, infringes your moral rights.

15.	Data Protection

15.1.1	By signing this letter you consent to the Company holding and processing data about you for legal, personnel, administrative and management purposes including, as appropriate:

15.1.2	information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness to perform your duties; or

15.1.3	your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; or

15.2	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

15.3	You consent to the Company making such information available to any of its group companies, those who provide products or services to the Company or any company in the Company’s group (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

15.3	You also consent to the transfer of such information to the Company’s or any group company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

16.	Third Party Rights

No one other than you and the Company shall have any rights to enforce the terms of this letter.

17.	Entire Agreement

17.1	This letter and any document referred to in it constitutes the entire terms and conditions of your appointment and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between you and the Company, whether written or oral, relating to its subject matter.

17.2	17.2 You agree that you shall have no remedies in respect of any representation, assurance or warranty (whether made innocently or negligently) that is not set out in this letter and you shall not have any claim for innocent or negligent misrepresentation based on any statement in this letter.

18.	Variation

No variation of this letter shall be effective unless it is in writing and signed by you and the Company (or respective authorised representatives).

19.	Governing Law and Jurisdiction

Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).

Please indicate your acceptance of these terms by signing and returning the attached copy of this letter.

Yours sincerely

Laurie Dale
Company Secretary
For and on behalf of 4D pharma plc

I confirm and agree to the above terms of my appointment as a non-executive director of 4D pharma plc as set out in this letter.

Signed on          August 2019 by Dr Sandy Macrae